PURCHASE AND SALE AGREEMENT

BETWEEN

NASHVILLE GULCH HOTEL LLC,
a Delaware limited liability company

AS SELLER

AND

XHR ACQUISITIONS, LLC,
a Delaware limited liability company

AS PURCHASER

DATED: February 25, 2022

i

Section 12.10 Notices	37
Section 12.11 Construction	37
Section 12.12 Calculation of Time Periods	37
Section 12.13 Execution in Counterparts	38
Section 12.14 No Recordation	38
Section 12.15 Further Assurances	38
Section 12.16 No Third Party Beneficiary	38
Section 12.17 Reporting Person	38
Section 12.18 Bulk Sales	38
Article 13 MANAGER EMPLOYEES	38

LIST OF EXHIBITS
Exhibit A    -    Legal Description of Real Property
Exhibit B    -    Form of Special Warranty Deed
Exhibit C-1    -    Form of Bill of Sale
Exhibit C-2    -    Form of Assignment and Assumption Agreement
Exhibit D    -    List of Service Contracts, Leases, and License Agreements
Exhibit E    -    Non-Terminable Contracts
Exhibit F    -    Seller’s Certificate
Exhibit G    -    Purchaser’s Certificate
Exhibit H    -    Form of Holdback Escrow Agreement
Exhibit I    -    Punch-List Reserve Obligations List
Exhibit J    -    Defined Terms
Exhibit K    -    Assignment and Assumption of Hotel Agreements
LIST OF SCHEDULES

Schedule 2.1.3        Excluded Tangible Personal Property

Schedule 4.5        Rejected Contracts

Schedule 6.5        Construction Warranties

Schedule 9.1.4        Claims

Schedule 9.1.18    Vouchers

Schedule 9.1.22    Vehicles

Schedule 9.4.1        Punch List Reserve Obligations

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of the Effective Date, by and between Purchaser and Seller.
RECITALS
A.Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth. Defined terms are listed in alphabetic order in Exhibit J hereto.
B.Purchaser desires to purchase the Property and Seller desires to sell, assign, and convey the Property, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:
ARTICLE 1
BASIC INFORMATION
Section 1.1     Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1.Seller:	Nashville Gulch Hotel LLC, a Delaware limited liability company (“Seller”)
1.1.2.Purchaser:	XHR Acquisitions, LLC, a Delaware limited liability company (“Purchaser”)
1.1.3.Purchase Price:	$328,700,000.00, subject to adjustments and prorations as provided herein.
1.1.4.Earnest Money:	$10,000,000.00 (the “Earnest Money”), including interest thereon, to be deposited in accordance with Section 3.1.
1.1.5.Title Company and Escrow Agent:	First American Title Insurance Company 611 Commerce Street, Suite 3101 Nashville, TN 37203 Attn: Jodean King Email: jodking@firstam.com
1.1.6.Effective Date:	February 25, 2022

1.1.7.Title Commitment:	That certain Commitment for Title Insurance issued by the Title Company with a commitment date of January 24, 2022 and identified as Commitment No. NCS-1109998-NAS.
1.1.8.Inspection Period:	The period commencing upon the execution of the Access Agreement and ending at 5:00 p.m. Central Standard Time on February 25, 2022.
1.1.9.Scheduled Closing Date:	March 28, 2022.
Section 1.2Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Premium for the Title Policy issued at Closing, with extended coverage and deletion of general exceptions	Seller
Premium for any endorsements to the Title Policy desired by Purchaser	Purchaser
Costs of the Survey and/or any revisions, modifications or recertifications thereto	Purchaser
Costs for UCC searches	Purchaser
Recording fees for Deed and Deed of Trust	Purchaser
Recording fees for lien and mortgage releases	Seller
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, or other similar taxes, fees or assessments imposed by any governmental or quasi-governmental entity	Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser – ½ Seller – ½
Mortgage taxes or similar taxes on mortgage indebtedness incurred by Purchaser	Purchaser
All other closing costs, expenses, charges and fees	In accordance with local custom in Nashville, TN

Section 1.3Notice Addresses:

Purchaser: c/o Xenia Hotels & Resorts Inc. 200 S. Orange Avenue Suite 2700 Orlando, FL 32801 Attn: Shamir Kanji and Taylor Kessel Email: skanji@xeniareit.com and tkessel@xeniareit.com	Copy to: Latham & Watkins 330 North Wabash Avenue Suite 2800 Chicago, IL 60611 Attn: Gary E. Axelrod Email: gary.axelrod@lw.com

Seller: Nashville Gulch Hotel LLC 150 Fourth Avenue, North Suite 1100 Nashville, TN 37219 Attn: David Tessier Email: davidtessier@hospitalitygaming.com	Copy to: Nelson Mullins Riley & Scarborough LLP 150 Fourth Avenue North Suite 1100 Nashville, TN 37219 Attn: Laurence M. Papel Email: larry.papel@nelsonmullins.com
And to: Magellan HoldCo LLC 225 North Columbus Drive Suite 100 Chicago, IL 60602 Attn: Kimberly J. Sharon Email: ksharon@magellandevelopment.com
ARTICLE 2
PROPERTY
Section 2.1Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):
2.1.1.Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (a) all buildings, structures, fixtures that constitute real property under applicable law, parking areas, and other improvements presently located upon the Real Property (“Improvements”), (b) all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, air rights, development rights, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) all right, title, and interest of Seller, if any, in and to all rights-of-way strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”). The Real Property consists of a hotel building, commonly known as the W Hotel Nashville and related amenities, which have a current street address of 300 Twelfth Avenue South, Nashville, Tennessee 37203(the “Hotel”).
2.1.2.Leases. All of Seller’s right, title and interest, in all leases, licenses and other occupancy or use agreements for space in or on the Real Property or any portion thereof (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (collectively, the “Leases”).
2.1.3.Tangible Personal Property. All equipment, machinery, furniture, furnishings, supplies, Inventory, fixtures (not part of the Real Property or affixed thereto), machinery, carpets, drapes, blinds or mini-blinds, service and maintenance equipment, vehicles, appliances, tools, signs, landscaping equipment, supplies, pool equipment, television systems, intercom equipment and systems, and replacement parts owned by Seller, and all other articles of personal property owned by Seller and now or hereafter used in connection with the operation, ownership or management of the Real Property (whether located at the Real Property or stored off-site if any), but specifically excluding any items of personal property owned by third parties and licensed for use in the Hotel (specifically including, but not limited to, art work belonging to David Tessier and Mark J. Bloom on loan to the Hotel pursuant to the Loaned Art Agreements (as defined in Exhibit D)), any personal property of Hotel guests, and further excluding any items of personal property owned by third parties and leased to Seller pursuant to equipment leases (collectively, the “Tangible Personal Property”). A preliminary schedule of excluded Tangible Personal Property is attached as Schedule 2.1.3.
2.1.4.Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty (except as provided herein or in the Closing Documents), in all intangible personal property related to the Real Property, including, without limitation: (A) all trade names, service marks, symbols and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; including, without limitation, Seller’s rights, if any, to use the name “W Hotel Nashville,” including the domain names and the URL internet address, (B) all logos and photographs and other images of the Property in Seller’s possession and control, (C) all telephone and facsimile numbers owned by Seller used exclusively in connection with the Real Property (other than tenants’ telephone numbers); (D) those certain contracts related to the operation, ownership, repair, improvement or management of the Real Property, including maintenance, service, construction, booking, reservation, credit card service and supply agreements, and equipment leases and contracts entered into by or on behalf of Seller in connection with the Property, but not including Leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent assignable or to the extent consent to assignment is obtained and Seller’s obligations after the Closing thereunder are expressly assumed by Purchaser pursuant to this Agreement); (E) warranties (to the extent owned by Seller and assignable without cost to Seller); (F) governmental permits, approvals, entitlements and licenses, if any (to the extent owned by Seller and assignable without cost to Seller); and (G) similar property used in connection with the operation of the Property and the hotel business currently operated thereon (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any its Affiliate, (b) any documents, materials or information belonging to Seller which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller or (c) subject to Section 8.1.3, guest ledger balances and other cash receivables whether in banks, in hand, in petty cash, cash banks or otherwise; (d) guest or other parties’ assets stored in the Hotel; and (e) Seller’s escrow accounts with lenders, including, but not limited to, reserve accounts for taxes, insurance, or other lender required reserves or accounts.
2.1.5.Inventory. All inventory, supplies, food and beverages (non-alcoholic) and other materials used in connection with the Property and the hotel business operated thereon, including other articles of personal property owned by Seller and used in connection with the ownership, operation, and maintenance of the Hotel, gift shop inventories, which are located at the Real Property or stored off-site, whether opened or unopened, for future use at the Real Property, as of the Closing, including all food and beverages (non-alcholic)located in the guest rooms, but expressly excluding any alcoholic beverages, the sale or transfer of which is not permitted under applicable law (collectively, the “Inventory”). The parties acknowledge and agree that alcoholic beverage inventory at the Property is held by Manager as the holder of the liquor license and will continue to be held by Manager following the Closing, and Seller hereby relinquishes all right, title and interest with respect thereto.
2.1.6.License Agreements. All of Seller’s right, title and interest, in and to all agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, agreements with NOHO Hospitality LLC for services related to the “The Dutch” and “Carne Mare” restaurants in the Hotel, and Barista Parlor, LLC, related to the “Barista Parlor” coffee shop, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (collectively, the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” first arising from and after the Closing under all License Agreements, some or all of which may be non-cancelable.
2.1.7.Books and Records. To the extent not prohibited by the Management Agreement, all files and records owned by Seller and in Seller’s or Manager’s possession or control (including but not limited to all files and records relating to the Hotel and the development, operation, management, maintenance, repair, marketing and promotion thereof, such as financial records and statements, maintenance records, building plans, specifications and drawings, group and individual guest history records and all reservation and booking records for rooms and meeting space, regardless of whether such files and records are stored in paper form, on computer hard drive, computer disk, CD Rom, DVD or other medium) (collectively, the “Books and Records”), in each case except for: (a) files, records or documents owned by Manager, or (b) all Guest Data (as defined in the Management Agreement), or (c) all documents and other materials which (i) are legally privileged or which constitute attorney work product, (ii) are subject to an applicable law or a confidentiality agreement prohibiting their disclosure by Seller, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller, including, without limitation, all (A) internal financial analyses, appraisals, income tax returns (but not property-level tax returns), financial statements of the Seller (but not property-level financial statements), (B) corporate or other entity governance records of the Seller, (C) employee personnel files, (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for Seller in connection with the transaction described in this Agreement.
Section 2.2Management Agreement. Purchaser acknowledges that the Hotel is currently managed pursuant to that certain Operating Agreement dated June 30, 2015, by and between Twelfth Avenue Partners, LLC, a Tennessee limited liability company (“Original Owner”), and W Hotel Management, Inc. (“Manager”), as amended by that certain First Amendment to Operating Agreement dated September 26, 2017, between Original Owner, 12th Avenue Realty Holding Company LLC and Manager, as assigned to Seller pursuant to that certain Assignment and Assumption Agreement dated September 13, 2018 between Original Owner and Seller, as modified by that certain Letter Agreement dated September 13, 2018, as further amended by that certain Second Amendment to Operating Agreement dated August 31, 2021, between Seller and Manager, and as further modified by that certain Letter Agreement dated October 5, 2021 (collectively, and as the same may be further amended, modified or otherwise supplemented in accordance with the terms of this Agreement, the “Management Agreement” ). Purchaser’s assumption of the Management Agreement at Closing shall be a condition precedent of Seller’s obligation to close this transaction, unless Seller fails to comply with or satisfy any of the items required under Section 7.2(a) and (b) of the Management Agreement.
Section 2.3Assumed Liabilities. At Closing, without limiting Seller’s obligations under this Agreement or in any agreements executed and delivered by Seller at Closing with respect to the covenants, representations and warranties of Seller expressly set forth either in this Agreement or any agreements executed and delivered by Seller at Closing, Purchaser shall assume any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen (“Liabilities”) (i) first arising from and after the Closing under the Management Agreement, Leases, Assumed Service Contracts, License Agreements and bookings which Purchaser assumes at Closing pursuant to this Agreement and (ii) for the payment of any amounts payable or accrued for the period prior to the Closing Date but not yet due or payable prior to the Closing Date to the extent Purchaser has received a credit for such Liabilities under

Article 8, (collectively, the “Assumed Liabilities”). Purchaser’s rights and obligations under this Section 2.3 shall survive the Closing.
Section 2.4Retained Liabilities. At Closing, Seller shall retain all Liabilities relating to the Property or the Hotel that are not Assumed Liabilities (collectively, the “Retained Liabilities”). Seller’s rights and obligations under this Section 2.4 shall survive the Closing.
ARTICLE 3
EARNEST MONEY
Section 3.1Deposit and Investment of Earnest Money. Purchaser has deposited the Earnest Money with Escrow Agent. Escrow Agent shall hold the Earnest Money pursuant to the terms of that Escrow Agreement dated January 28, 2022 (“Escrow Agreement”).
Section 3.2Independent Consideration. Notwithstanding anything to the contrary in the Escrow Agreement, if Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.
Section 3.3Disposition of Earnest Money. The Earnest Money shall be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.
ARTICLE 4
DUE DILIGENCE
Section 4.1Due Diligence Materials To Be Delivered. Seller has delivered, or has made available to Purchaser, certain leases, service contracts, as-built plans and specifications, construction agreements, punch lists, brand specs, lien waivers, change order logs, surveys, title searches, soil test results, engineering, asbestos, environmental and other studies and reports, and other documents, contracts and agreements with respect to the Property (the “Property Documents”), to the extent in Seller’s possession or control, and required pursuant to that certain Access and Exclusivity Agreement dated as of January 13, 2022, between Seller and Purchaser (the “Access Agreement”). For avoidance of doubt, prior to Closing, Seller shall continue to make available to Purchaser for inspection the Property and any other Property Documents reasonably requested by Purchaser pursuant to the terms of the Access Agreement, which is hereby incorporated by reference into this Agreement.
Section 4.2Physical Due Diligence. Commencing on the effective date of the Access Agreement and continuing until expiration of the Inspection Period or earlier termination of this Agreement, Purchaser and Purchaser’s employees, agents, engineers, contractors and environmental consultants (“Purchaser Representatives”) shall have access to the Property at all reasonable times during normal business hours, upon appropriate prior notice to Seller, as provided in and subject to the terms and conditions of Section 1 of the Access Agreement.
Section 4.3Due Diligence/Termination Right. Purchaser shall have the right, for any reason or no reason, in its sole and absolute discretion, through the expiration of the Inspection Period in which to determine whether to proceed with the acquisition of the Property. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason, in its sole and absolute discretion, by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) prior to the expiration of the Inspection Period, which Due Diligence Termination Notice may be sent by Purchaser’s counsel by email to Seller’s counsel with evidence thereof in the form of a delivery receipt or as otherwise permitted pursuant to Section 12.10 hereof. If Purchaser does not timely give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect.
Section 4.4Return of Documents and Reports. Upon any termination of this Agreement (other than arising out of a Seller default hereunder), Purchaser shall, upon written request by Seller within thirty (30) days after the effective date of the termination, provide to Seller copies of all final third party property condition reports and environmental reports, investigations and studies prepared for Purchaser in connection with its due diligence review of the Property but, for the avoidance of doubt, excluding (i) all draft reports and any other reports, investigations and studies and (ii) economic analyses and other than legal analysis memoranda and internal reports prepared by Purchaser or reports or memoranda prepared by Purchaser’s counsel (collectively, the “Reports” and, individually, a “Report”), if Seller executes the providers’ standard and mutually approved non-reliance letter and reimburses Purchaser for the actual fees and related expenses paid to the third party Report providers. The Reports shall be delivered to Seller without any liability to Seller and without representation or warranty from Purchaser as to the completeness, truth, or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller, and Seller’s obligation to reimburse in full Purchaser shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, Seller shall not have any right to rely on the content of the Reports delivered to Seller pursuant to this Section 4.4, and Seller acknowledges and agrees that Purchaser has not made any representation or warranty in connection therewith. The provisions of this Section 4.4 shall survive any termination of this Agreement for a period of one (1) year following the termination of this Agreement, except for the immediately prior sentence of this Section 4.4, which sentence shall survive any termination of this Agreement indefinitely.
Section 4.5Service Contracts. Seller shall terminate those Service Contracts listed on Schedule 4.5 attached hereto at Seller’s sole cost and expense effective as of the Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts set forth on Exhibit E hereto (the “Non-Terminable Contracts”). Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.5 (collectively, the “Assumed Service Contracts”).
Section 4.6Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property and for owning the Property after the Closing. The Property Documents and confidentiality provisions of the Access Agreement are incorporated by reference into this Agreement.
Section 4.7No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement or in any of the documents executed by Seller and delivered to Purchaser at Closing (collectively, the “Seller Closing Documents”), Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except as expressly set forth in this Agreement or in any of the Seller Closing Documents, (a) Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser and (b) Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Except as expressly set forth in this Agreement or in any of the Seller Closing Documents, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.
Section 4.8Purchaser’s Responsibilities. During the Inspection Period, Purchaser, and Purchaser’s Representatives shall use commercially reasonable efforts to: (a) not unreasonably disturb the Hotel or the Hotel’s customers, or unreasonably interfere with their use or operation of the Hotel; and (b) not unreasonably interfere with the operation and maintenance of the Hotel
ARTICLE 5
TITLE AND SURVEY
Section 5.1Title Commitment. Seller has delivered the Title Commitment, in the amount of the Purchase Price and on a ALTA 2016 Standard Form commitment, with Purchaser as the proposed insured, and (b) legible copies of all documents of record referred to in the Title Commitment as exceptions to title to the Real Property.
Section 5.2New or Updated Survey. Prior to the Effective Date, Seller has delivered to Purchaser a copy of that certain ALTA/NSPS Land Title Survey of the Real Property prepared by S+ME Engineering and certified as of September 6, 2018. Purchaser may elect to obtain a new survey of the Property or revise, modify, or re-certify the aforementioned survey of the Property (such new or revised, modified or re-certified survey, the “Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.
Section 5.3Title Review. During the Inspection Period, Purchaser reviewed title to the Property as disclosed by the Title Commitment and the Survey. Except as related to a Permitted Exception, Seller shall be obligated to cure, remove, bond over, or cancel of record, on or before the Closing Date (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), (a) to the extent caused or permitted by Seller, all mortgages, security deeds, deeds of trust, final and non-appealable judgment liens and materialmen’s liens (other than liens for real estate taxes and assessments that are not yet due and payable), (b) Taxes which would be delinquent if unpaid at Closing, (c) all liens under the Perishable Agricultural Commodities Act or the Packer and Stockyard Act, (d) the matters identified in items 2, 7(a), 8-12, 14, 17 and 21 of Schedule B, Part I of the Title Commitment, (e) the matters identified in items 2-7, 14 and 15 of Schedule B, Part II of the Title Commitment, and (f) any other items Seller agrees in writing to cure pursuant to its response to Purchaser’s title and survey objections (the items in this sentence shall be referred to as the “Title Clearance Matters”). Seller shall have no obligation to cure title and survey objections that are not Title Clearance Matters, and Seller shall deliver the Property free and clear of any such Title Clearance Matters. If Purchaser receives an update to the Title Commitment or the Survey following the Inspection Period, Purchaser shall have three (3) business days after the date on which Purchaser has received such update within which to notify Seller in writing of any defects in title or matters disclosed by the Survey to which Purchaser objects and which are not Permitted Exceptions. Subject to Seller’s obligation regarding Title Clearance Matters, if Seller notifies Purchaser at any time that Seller is unable or unwilling to cure any such objections which it is not obligated to cure, then within three (3) business days after receipt of Seller’s notice, Purchaser must elect to either (i) terminate this Agreement and Escrow Agent will deliver the Earnest Money to Purchaser, or (ii) waive such objections and proceed toward Closing. If Purchaser does not elect either clause (i) or (ii) within the period prescribed in the preceding sentence, then Purchaser will be deemed to have elected clause (ii). The term “Permitted Exceptions” shall mean: (i) the specific exceptions

(excluding the standard exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above as a Title Clearance Matter; (ii) matters created by, through or under Purchaser; (iii) items shown on the Survey which have not been objected to by Purchaser as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); (iv) subject to the terms of Section 8.1.2 hereof, real estate taxes not yet due and payable; (v) rights of tenants, as tenants only, under the Leases, with no rights of first offer, rights of first refusal, or options to purchase, and (vi) to the extent any of the License Agreements constitute an interest in real property, rights of tenants or licensees, as tenants or licensees only, under the License Agreements, with no rights of first offer, rights of first refusal, or options to purchase. Notwithstanding anything herein to the contrary, in no event shall Title Clearance Matters be considered Permitted Exceptions.
Section 5.4Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an ALTA owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Real Property in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money (less the Independent Consideration) shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.
ARTICLE 6
OPERATIONS AND RISK OF LOSS
Section 6.1Ongoing Operations. From the Effective Date through Closing or earlier termination of this Agreement (except as provided herein), Seller hereby covenants with Purchaser that Seller shall conduct operations at the Property and the Hotel in the ordinary course of business and in compliance with the Management Agreement, including the following:
6.1.1.Management Agreement, Leases, Service Contracts and License Agreements. Seller will perform or cause to be performed its obligations under the Management Agreement and under any Leases, Service Contracts and License Agreements. Seller covenants and agrees that it shall operate or cause the Property and Hotel to be operated consistent with the manner in which the Property and Hotel have been operated prior to the Effective Date.
6.1.2.New Contracts. Seller will not amend, modify or terminate any existing, or enter into any new, Leases, Service Contracts, or License Agreements that will be an obligation affecting the Property or Hotel subsequent to the Closing without Purchaser’s prior written consent, except for any contracts which Manager is permitted to enter into without Seller’s consent pursuant to the Management Agreement. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have consented to Seller’s entry into any contract that is terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice if Purchaser fails to approve or deny Seller’s request for consent to enter into such contract within two (2) business days following receipt of Seller’s written request therefor. Seller shall provide Purchaser with copies of any such agreements entered into by Manager, or entered into by Seller with Purchaser’s consent, promptly following execution thereof.
6.1.3.Operation of Property. Prior to the Closing, Seller shall continue to maintain, operate and manage (or shall cause Manager to maintain, operate and manage) the Property in all material respects in the same manner that Seller and/or Manager have heretofore maintained and operated the Property, including renewing all licenses and permits prior to their expiration.
6.1.4.Inventory. Seller shall maintain, or cause to be maintained, Inventory at levels maintained in the ordinary course of business, including “par” linens as currently maintained by Manager.
6.1.5.Manager’s Continued Responsibility. Seller shall use reasonable efforts to cause Manager to continue to manage the Hotel pursuant to and in accordance with the Management Agreement. From the Effective Date until Closing or the earlier termination of this Agreement, Seller will not amend, modify or terminate the Management Agreement.
6.1.6.Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.3, and subject to the terms of the Management Agreement, (a) Seller shall maintain all Improvements and Tangible Personal Property substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements and Tangible Personal Property during Seller’s period of ownership, and (b) Seller will not remove or permit to be removed any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.
6.1.7.Transfer of Property, Creation of Encumbrances, Zoning. Seller shall not (a) sell, dispose of or otherwise transfer the Property or any portion thereof, (b) create or permit to exist on the Property any liens, easements, mortgages or other encumbrances (other than typical short term indebtedness incurred in the ordinary course of business that does not constitute a lien on the Real Property) which will survive Closing, and (c) approve or agree to any adverse changes to the zoning classification or permitted use of the Land applicable to the Property.
6.1.8.Insurance. Seller shall keep (or cause to be kept) the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance that is in compliance with the Management Agreement. Seller, upon request, shall provide Purchaser an insurance certificate confirming the amounts and types of coverages upon the Property.
6.1.9.Notices. Seller shall furnish Purchaser with copies of all written notices (a) received by Seller from any Governmental Authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property, and (b) given or received in respect of any litigation or in connection with the Management Agreement, Leases, License Agreements and Service Contracts, promptly following Seller’s receipt thereof.
6.1.10.Marketing; Exclusivity. Seller shall not sell, assign or otherwise transfer a direct or indirect interest in Seller or in any or all of the Property (except for Inventory and Tangible Personal Property as expressly permitted in this Agreement), and Seller shall not market the same or enter into any letters of intent for the same with anyone other than Purchaser, in each case, during the period commencing on the Effective Date and ending on the earlier to occur of either the Closing or earlier termination of this Agreement.
6.1.11.Liquor License.
(a)Generally. Purchaser and Seller recognize that the liquor license for the Hotel is statutorily regulated pursuant to applicable law. If the liquor license is subject to transfer under applicable law, Seller shall (and shall cause Manager to, if applicable) transfer the liquor license to Purchaser (and/or to Manager, if applicable) in accordance with applicable law. The parties recognize that the transfer of the liquor license may occur subsequent to the Closing, and after the Closing, Purchaser and Seller shall each continue to use commercially reasonable efforts and cooperate in the prompt transfer of the liquor license. Subject to the foregoing, Seller shall execute, and shall use commercially reasonable efforts to cause Manager to execute, all necessary forms, applications and papers with the appropriate alcoholic beverage authorities within five (5) business days following written request from Purchaser. Notwithstanding the foregoing, the parties acknowledge and agree that as of the Effective Date the Hotel liquor licenses are issued in the name of Manager and, if Purchaser elects in its sole discretion to cause Manager to continue to hold such liquor licenses following the Closing, Seller shall not object to the same and shall execute, and shall use commercially reasonable efforts to cause Manager to execute, all necessary forms, applications and papers with the appropriate alcoholic beverage authorities within five (5) business days following written request from Purchaser, if any.
(b)Interim Liquor Agreement. If it appears that the transfer of the liquor license or issuance of a new liquor license, as applicable, will not occur by the Closing Date, Seller, at Purchaser’s request, shall (and shall cause Manager, if applicable to) enter into an interim liquor management agreement (“Interim Liquor Agreement”) that will permit alcoholic beverages to be sold at the Hotel from and after the Closing consistent with the practices and procedures in effect as of the Effective Date. Any Interim Liquor Agreement shall (i) be in form and substance reasonably satisfactory to Seller, Manager (if applicable) and Purchaser, as applicable, and (ii) expire upon the completion of the transfer of the liquor license or issuance of a new liquor license, as applicable.
(c)Survival. The covenants and agreements in this Section shall survive the Closing.
Section 6.2Damage. If prior to Closing the Property is damaged by fire or other casualty (excluding ordinary wear and tear), Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation, together with a supporting opinion from the Casualty Consultant (hereinafter defined) (the “Casualty Notice”), as soon as reasonably possible after the occurrence of the casualty.
6.2.1.Material Damage. In the event any Material Damage to all or a portion of the Property occurs prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of ten (10) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election). Upon any such termination, the Earnest Money (less the Independent Consideration) shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement within said ten (10) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less the cost of any repairs performed by Seller) and Purchaser shall assume full responsibility for all remaining repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies, and any uninsured amount of such casualty (but the amount of the deductible plus insurance proceeds shall not exceed the cost of repair and a pro rata share of the rental or business loss proceeds, if any). If, for any reason, Seller commences repairs prior to the Closing, then either (x) the repair work must be fully paid for and completed to Purchaser’s reasonable satisfaction prior to the Closing, including receipt of lien waivers from all contractors and subcontractors, or (y) the repair work must be performed by a contractor reasonably acceptable to Purchaser pursuant to a contract reasonably acceptable to Purchaser and which is assigned to Purchaser at the Closing. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which in the good faith opinion of an independent architect or other independent appropriate professional selected by Seller and approved by Purchaser (the “Casualty Consultant”) exceeds $5,000,000.00 to repair.
6.2.2.Not Material Damage. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and at Seller’s option, either (a) Seller shall repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to thirty (30) days to complete such repairs), or (b) Purchaser shall assume full responsibility for all repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies, and any uninsured amount of such casualty (but the amount of the deductible plus insurance proceeds shall not exceed the cost of repair and a pro rata share of the rental or business loss proceeds, if any).
Section 6.3Condemnation. If proceedings in eminent domain or similar taking are instituted or threatened with respect to the Property or any portion thereof, other than non-material proceedings which would not interfere with business operations or the Property, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings in writing (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten (10) day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money (less the Independent Consideration) shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above. For purposes of this Section 6.3, a proceeding shall be deemed to be material if the proceeding would or could reasonably involve financial repercussions to the Hotel (the value of “taken” property and/or physical repairs required) in excess of $2,000,000.00.
Section 6.4Estoppels. Promptly following Purchaser’s request, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates from the counterparties under (i) any reciprocal easement agreements, operating easement agreements, and covenants, conditions and restrictions, affecting all or any portion of the Property, (ii) the Leases, and (iii) the License Agreements, in each case in such reasonable form as Purchaser provides to Seller.
Section 6.5Construction Warranties. At Closing, Seller (a) shall assign all of Seller’s right, title and interest in any unexpired general contractor warranties, subcontractor warranties and manufacturer warranties relating to the Property (the “Construction Warranties”) to Purchaser, pursuant to pursuant to Sections 3.5.1 and 3.5.2 of the General Conditions attached as Exhibit E to that certain Guaranteed Maximum Price Agreement by and between Seller (as owner) and W. G. Yates & Sons Company, a Mississippi corporation (as contractor) (“General Contractor ”), dated September 12, 2018 (the “GC Contract”), and shall use reasonably commercial efforts to obtain General Contractor’s consent to Seller’s assignment of the Construction Warranties thereunder to Purchaser, but failure to obtain same shall not be a default by Seller hereunder nor shall it be a failure of a condition precedent entitling Purchaser to terminate this Agreement.
ARTICLE 7
CLOSING
Section 7.1Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur subject to the satisfaction of the terms and conditions of this Agreement, on the Scheduled Closing Date or such other date as Seller and Purchaser may agree in writing (the actual date on which the Closing occurs, the “Closing Date”) through a “New York” style closing through the Escrow Agent without the obligation of Seller or Purchaser to be physically present. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the Closing Documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.
Section 7.2Conditions to Parties’ Obligation to Close. The obligation of Seller to consummate the transactions contemplated hereunder are conditioned upon Sections 7.2.1, 7.2.2, 7.2.3, 7.2.4, 7.2.5 and 7.2.6. The obligation of Purchaser to consummate the transactions contemplated hereunder are conditioned upon Sections 7.2.2, 7.2.3, 7.2.4, 7.2.5, 7.2.6, 7.2.7, and 7.2.8. In addition, in the event Manager shall not have executed and delivered the Assignment and Assumption of Hotel Agreements as of the Scheduled Closing Date for any reason other than the occurrence of an event which is a default by Purchaser hereunder, Purchaser shall have the right to adjourn the Closing for up to up to two (2) business days in order to obtain the same.
7.2.1.Purchaser’s Assumption of the Management Agreement. Purchaser and Manager shall have entered into Management Agreement assumption documents that are acceptable to Purchaser in its reasonable discretion and that provide, among other things, that (i) Purchaser assumes all of Seller’s obligations under the Management Agreement relating to the time on and subsequent to the Closing Date and (ii) the Management Agreement shall remain in full force and effect, with no termination or transfer fees chargeable to Seller. A copy of a Manager-approved form of an Assignment and Assumption of Hotel Agreements (“Assignment and Assumption of Hotel Agreements”) is attached as Exhibit K hereto;
7.2.2.Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date (or, if expressly made as of a certain date, as of such date to which such representation or warranty expressly is made);
7.2.3.Covenants and Obligations. As of the Closing Date, the covenants and obligations of the other party which are to be performed at or prior to Closing shall have been performed in all material respects;
7.2.4.Adverse Law. No applicable law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement;
7.2.5.Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made by it at Closing;
7.2.6.Actions, Suits, etc. There shall exist no pending or threatened (in writing) actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would prevent the other party from performing its obligations under this Agreement;

7.2.7.Title Policy. The Title Company shall be unconditionally and irrevocably committed to issue the Title Policy to Purchaser in accordance with Section 5.4 subject only to the Permitted Exceptions and payment of the applicable premium; and
7.2.8.Licenses and Permits. Purchaser or Manager, as applicable, shall have received all licenses and permits (including the liquor license) from the applicable Governmental Authorities necessary for Purchaser to own the Property and for Manager to operate the Hotel after Closing; provided, such condition shall be deemed satisfied with respect to the liquor license if the same is the subject of the Interim Liquor Agreement in accordance with Section 6.1.11(b).
Section 7.3Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following, each of which may be provided solely in electronic format unless otherwise stated below or unless required by the Title Company:
7.3.1.Deed. A “wet ink” original special warranty deed executed by Seller relative to the Real Property in the form of Exhibit B hereto and including a list of the Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser the Seller’s fee simple interest in the Real Property subject only to the Permitted Exceptions (the “Deed”), which Deed will contain the vesting legal description, with, if requested, a customary Tennessee form of quitclaim deed conveying the Real Property containing the as-surveyed legal description; provided, however, such quitclaim deed will be delivered to Purchaser only in the event that Purchaser obtains a new survey or survey update of the Real Property and such surveyed legal description is different from the vesting legal description;
7.3.2.Bill of Sale. A Bill of Sale executed by Seller in the form of Exhibit C-1 hereto, conveying the Tangible Personal Property, Intangible Personal Property, Inventory, Real Property not conveyed by other instruments provided for herein, and other tangible personal property included in the Property, free and clear of any lien or encumbrance, and containing a warranty of title to the respective Tangible Personal Property, Intangible Personal Property, Inventory and other personal property against the lawful claims of all persons claiming by, under or through Seller;
7.3.3.Assignment and Assumption. An Assignment and Assumption Agreement executed by Seller, in the form of Exhibit C-2 hereto, executed and acknowledged by Seller and Purchaser, assigning all of Seller’s interest in and to all licenses, permits, Assumed Service Contracts, Leases, License Agreements, Books and Records and other items of the Property, free and clear of any lien or encumbrance, together with written evidence satisfactory to Purchaser of any required third party consent to such assignment. Seller shall deliver to Purchaser all original Assumed Service Contracts, Leases, License Agreements, licenses and permits in Seller’s possession or control; all surviving warranties and guarantees (and assignments thereof to Purchaser) issued in connection with the Real Property and Improvements, any Tangible Personal Property, and Inventory, and any repairs or additions thereto; guest registration records; keys; permits, approvals and licenses issued by all appropriate governmental authorities and fire underwriting organizations with respect to the construction and use of the Property or any part thereof; and any existing copies of architectural plans and specifications, blueprints and building plans which may be in Seller’s possession;
7.3.4.Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property, which shall be provided as “wet ink” originals to the extent required by Title Company;

7.3.5.FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed with respect to Seller, certifying that Seller is not a foreign person or corporation within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (the “Code” );
7.3.6.Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;
7.3.7.Tax Clearance Certificate. A tax clearance certificate for any State of Tennessee Tax liabilities;
7.3.8.Assumption of Management Agreement. Seller’s counterpart to the Management Agreement assumption documents, which shall be provided as “wet ink” originals to the extent required by Manager;
7.3.9.Warranties. To the extent not already stored on-site at the Property or delivered to Purchaser or Purchaser’s representatives, a copy of each of the warranties for the Improvements and Tangible Personal Property to the extent copies thereof are available (which in such case will be delivered to the on-site management office of the Property);
7.3.10.Title Documents. Such documents, indemnities and affidavits as are required to satisfy any “seller requirements” to the issuance of the Title Policy, including, to the extent required by the Title Company, an Owner’s Affidavit and gap indemnity, executed by Seller in the form reasonably acceptable to Title Company and Seller, regarding the rights of tenants in occupancy and the status of mechanics’, materialmen’s and/or broker’s liens and other matters required by the Title Company sufficient to remove the applicable exceptions from the Purchaser’s and Purchaser’s lender’s title policies and otherwise insure Seller’s fee simple ownership in the Property with gap coverage and subject only to the Permitted Exceptions;
7.3.11.Seller’s Certificate. A certificate in the form attached hereto as Exhibit F evidencing the reaffirmation of the truth and accuracy of Seller’s representations and warranties as of the Closing Date (subject to any exceptions noted in the certificate) and the compliance in all material respects with all covenants to be complied with prior to Closing;
7.3.12.Holdback Escrow Agreement. The Holdback Escrow Agreement in the form of Exhibit H, duly executed by Seller;
7.3.13.Interim Liquor Agreement. The Interim Liquor Agreement, if applicable, duly executed by Seller or Manager, as applicable;
7.3.14.Construction Warranties. A written agreement assigning all of Seller’s right, title and interest in and to any unexpired Construction Warranties to Purchaser pursuant to the terms of the GC Contract, and, if obtained, the General Contractor’s consent to such assignment.
7.3.15.Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, that except for any such provisions contained in the closing affidavits approved, executed and delivered by Seller at Closing, no such additional document shall materially expand any obligation, covenant, representation or warranty of Seller or result in any new or additional material obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

Section 7.4Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:
7.4.1.Assignment and Assumption Agreement. The Assignment and Assumption Agreement, in the form of Exhibit C-2 hereto, executed by Purchaser;
7.4.2.Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;
7.4.3.Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the Title Company;
7.4.4.Purchaser’s Certificate. A certificate in the form attached hereto as Exhibit G evidencing the reaffirmation of the truth and accuracy of Purchaser’s representations and warranties as of the Closing Date (subject to any exceptions noted in the certificate) and the compliance in all material respects with all covenants to be complied with prior to Closing;
7.4.5.Holdback Escrow Agreement. The Holdback Escrow Agreement in the form of Exhibit H, duly executed by Purchaser;
7.4.6.Interim Liquor Agreement. The Interim Liquor Agreement, if applicable, duly executed by Purchaser or Manager, as applicable; and
7.4.7.Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall materially expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional material obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).
Section 7.5Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form approved by Escrow Agent and the parties.
Section 7.6Purchase Price. At or before 12:00 p.m. Central time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations and credits as provided in this Agreement, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date by wire transfer (or by such other reasonable method as requested by Seller).
Section 7.7Possession. Seller shall deliver possession of the Property to Purchaser at the Closing, subject only to the Permitted Exceptions.
Section 7.8Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Purchaser or Manager or to the Real Property, to the extent in Seller’s possession or control, and not retained by Manager, all Books and Records, including but not limited to maintenance records and warranties, plans and specifications, licenses, permits and certificates of occupancy, copies or originals of all Books and Records, Assumed Service Contracts, Leases, License Agreements, and copies of correspondence with suppliers, all advertising materials, booklets, and keys.

Section 7.9Seller Post-Closing Obligation Regarding Construction Warranties. Seller shall use reasonably commercial efforts to cause the General Contractor to reissue any Construction Warranties in respect to the Property previously issued to entities other than Seller. This covenant and agreement shall survive the Closing.
ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS
Section 8.1Prorations. At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser from and after (and including) 12:01 A.M. on the Closing Date (the “Cut Off Time”):
8.1.1.Prepaid Room Fees. All prepaid room rental fees or rents or any other prepayments for any other use of facilities at Hotel or any other payment for the use thereof and all other prepayments and concessions, any of which are applicable to periods beginning with the Closing Date as hereinafter set forth, shall be credited to the Purchaser.
8.1.2.Taxes. All state, county and municipal ad valorem taxes and all other ad valorem taxes, assessments, and similar charges, whether due and payable or not and whether payable in installments with respect to any or all of the Real Property, Tangible Personal Property, and Inventory (the “Taxes”) shall be prorated as of the Closing Date. Taxes for all periods prior to the year in which Closing occurs shall be paid by Seller on or before the Closing Date. If the amount of Taxes is not known at Closing, proration of taxes will be made upon the basis of the previous year’s Taxes with Purchaser receiving a credit against the portion of the Purchase Price payable to Seller for Seller’s share thereof; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original prorations to the party to which such deficiency is owed promptly upon receipt of the actual bill for the relevant billing periods, which obligation shall survive Closing. In the event that any assessments on the Property are payable in installments, then the installment for the current tax year shall be prorated in the manner set forth in this Article 8. For Real Property Taxes, because the 2022 tax statement will not be available until October, 2022, Seller and Purchaser agree to prorate Real Estate Taxes as of the Cut Off Time based on an amount equal to one hundred forty percent (140%) of 2021 Real Property Taxes. That is, if 2021 Real Property Taxes are $905,000, with Seller owning the Property in 2022 prior to the Cut-Off Time (86 out of 365 days = 24%) for 24% of the calendar days in 2022, Seller would be responsible for an additional $86,800 (140% x $905,000 = $1,267,000; $1,267,000 - $905,000 = $362,000; 24% of $362,000 = $86,880) in Real Property Taxes at Closing. Purchaser shall be responsible for any 2022 Real Property Taxes in excess of the amount allocable to Seller pursuant to this Section 8.1.2.
8.1.3.Guest Ledger Receivables. Guest ledger receivables shall be pro-rated between Seller and Purchaser. Seller shall receive a credit for all revenues (net of any Taxes, travel agent commissions, credit card commissions or other similar costs to collect such revenues) for all guest ledger receivables for (i) consecutive room nights up to (but not including) the night during which the Cut Off Time occurs and (ii) one-half (1/2) of all amounts (room revenue only, net of any Taxes, travel agent commissions, credit card commissions or other similar costs to collect such revenues) charged to the guest ledger for the room night which includes the Cut Off Time (other than any restaurant and bar charges on the guest ledger which shall be prorated in accordance with Section 8.1.13). Purchaser shall be entitled to the amounts of the guest ledger receivables for (i) one-half (1/2) of all amounts charged to the guest ledger for the room night which includes the Cut Off Time (other than any restaurant, bar and other charges on the guest ledger which shall be prorated in accordance with Section 8.1.13) and (ii) all room nights on and after the Closing Date.

8.1.4.Utilities. Seller shall be responsible for all utilities and similar charges, including water and sewer charges, for the Hotel (“Utilities”) prior to the Closing Date and shall cause any and all meters to be read on the Closing Date. Purchaser will, if possible, arrange for Utilities to be billed to the name of Purchaser on the Closing Date, including the posting of any required deposits. All Utilities for the month in which Closing occurs shall be prorated as of the Closing Date. Utilities for all periods prior to the month in which Closing occurs shall be paid by Seller on or before the Closing Date. If the amount of Utilities is not known at Closing, proration of Utilities will be made upon the basis of the previous month’s Utilities with Purchaser receiving a credit against the portion of the Purchase Price payable to Seller for Seller’s share thereof. Should the actual Utilities for the month of Closing be more or less than the amount used as a basis for proration at Closing, then as an obligation of the parties which shall survive Closing, Purchaser and Seller within thirty (30) days after the final Utilities for the month of Closing is determined make the proper adjustment so that such proration will be accurate based upon the actual amount of Utilities, and payment will be made promptly to the Seller or to Purchaser, whichever shall be entitled to such payment, by the other party. Seller shall be entitled to receive a refund of all current utility deposits. Purchaser shall post any utility deposits required to enable the return of Seller’s deposits. The covenants and agreements in this Section shall survive the Closing.
8.1.5.Permits and License Agreement Fees. Permit and license fees of assignable permits and License Agreements, if any, shall be pro-rated between Seller and Purchaser as of the Cut Off Time.
8.1.6.Rents. Rents and any other amounts payable by tenants or licensees under any Leases or License Agreements shall be prorated as of the Closing Date and adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to and acceptable to Purchaser at Closing. The proration of rent and any other amounts payable by tenants shall be made on the basis of actual rent collected and there shall be no proration for uncollected rent or other amounts. At Closing, Purchaser shall receive a credit for any leasing commissions and tenant improvements costs and allowances which Purchaser will be required to pay after Closing with respect to any existing Leases.
8.1.7.Prepaid Items. Prepaid items (including pre-paid advertising, to the extent the advertising services run after the Closing Date, but excluding production costs for advertising incurred prior to the Closing Date) being assumed by Purchaser and attributable to a period after Closing shall be pro-rated between Seller and Purchaser as of the Cut Off Time.
8.1.8.Commissions. Tour/travel agent’s commissions shall be pro-rated between Seller and Purchaser as of the Cut Off Time.
8.1.9.Management Agreement. All fees, expenses, reimbursements and charges payable under the Management Agreement (without duplication of any other proration herein), including the Base Fee and Incentive Fee (to the extent attributed to and payable in the period prior to the Cut Off Time, with no post-Closing Date lookback), and any Reimbursable Expenses (each as defined in the Management Agreement), provided that Seller and Purchaser shall each be solely responsible for one half (1/2) of any Reimbursable Expenses arising in connection with the transactions contemplated by this Agreement. Purchaser shall be solely responsible for any post-Cut Off Time Reimbursable Expenses imposed in the Management Agreement.
8.1.10.Service Contracts. Payments due, prepaid expenses, and other obligations under the Assumed Service Contracts (other than for utilities which proration is addressed separately in Section 8.1.4 hereof) shall be pro-rated between Seller and Purchaser as of the Cut Off Time, with Seller being credited for amounts prepaid for periods following

Closing, and Purchaser being credited for amounts accrued and unpaid. Purchaser shall receive a credit for all deposits held by Seller under the Assumed Service Contracts (together with any interest thereon) which are not transferred to Purchaser. At Closing, Seller shall receive a credit for all deposits made by Seller under the Assumed Service Contracts (together with any interest earned thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser. In no event shall Purchaser be responsible for costs or expenses related to construction, capital improvement and other similar work performed prior to the Closing Date, all of which shall be paid by Seller on or prior to the Closing Date.
8.1.11.Personal Property. Seller shall receive a credit for gift shop and alcoholic beverage Inventory as recorded by the Manager on the balance sheet consistent with past practice. Seller shall not receive a credit for the value of any other item of Tangible Personal Property, Intangible Personal Property, or Inventory.
8.1.12.Vouchers. On the day which is five (5) days prior to the Closing Date, Seller will provide Purchaser with a complete schedule of all outstanding (i) gift certificates, vouchers, donations and other similar obligations which have been issued by Seller or Manager, (ii) trade credits, trade-out or barter arrangements payable by Seller to any other party for services rendered in the past or to be rendered in the future, in each case which may be used in full or partial payment for any Hotel service, including room rentals, food and beverage service, or any other item (collectively, the “Vouchers”). Purchaser shall receive a credit at Closing for the value of all outstanding Vouchers. Seller shall indemnify, defend, and hold Purchaser and its agents harmless against any liability arising prior to the Closing Date out of or with respect to any Vouchers not credited to Purchaser at Closing. This Section shall survive the Closing.
8.1.13.Restaurants and Bars; Other Venues. Seller shall close out the transactions in the restaurants, bars and other income producing venues in the Hotel as of the regular closing time for each venue during the night in which the Cut Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from those venues thereafter.
8.1.14.Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment as of the Cut Off Time and shall retain all monies collected therefrom as of the Cut Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut Off Time.
8.1.15.Bookings. Purchaser shall receive a credit for all prepaid (advance) deposits for bookings at the Hotel scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.
8.1.16.Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Article 8, (a) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Hotel (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to the Closing; and (b) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and which have been delivered to the Hotel prior to the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services.
8.1.17.Function Revenues. Revenues from conferences, receptions, catering, meetings and other functions occurring in any conference, banquet or meeting rooms at the

Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (a) one-day functions commencing prior to the Cut-Off Time being allocated to Seller; (b) one-day functions commencing after the Cut-Off Time being allocated to Purchaser; and (c) multi-day functions being allocated between Seller and Purchaser according to the number of days of the function occurring before the Cut-Off Time and the number of days of the function occurring after the Cut-Off Time.
8.1.18.Employment Expenses.
(a)Seller shall be solely responsible and liable for payment of all wages, salaries, bonuses and retirement, health, welfare and any other employee benefits of Hotel employees, whether provided under the Management Agreement or otherwise, up to and including the Cut-Off Time, and there shall be a credit against the Purchase Price equal to the amount of the amount of any such wages, salaries, bonuses and retirement, health, welfare and any other employee benefits of Hotel employees that are earned or accrued, but unpaid, as of the Closing Date. Purchaser shall be solely responsible and liable for payment of all wages, salaries, bonuses and retirement, health, welfare and any other employee benefits of Hotel employees, whether provided under the Management Agreement or otherwise following the Cut-Off Time.
(b)To the extent that Hotel employees have, as of the Closing Date, any accrued but unused vacation days, holidays, sick leave, personal days and any other form of paid time off or leave (whether under the Management Agreement or otherwise) or will be entitled to an annual or other bonus at the end of the annual or other period in which the Closing Date occurs, (i) there shall be a credit against the Purchase Price equal to the amount of the value of any such days or time (and the anticipated amounts of any such bonuses based on budgeted performance as of the Cut-Off Time, if applicable, to the extent attributable to the period prior to the Cut-Off Time (except to the extent that bonuses have been paid with respect to periods ending prior to the Cut-Off Time), such bonuses to be trued-up during the post-Closing prorations reconciliation period based on actual performance), and (ii) Purchaser shall be solely responsible and liable for payment of all such amounts to the extent of such credit.
8.1.19.Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Property shall be adjusted and prorated between Seller and Purchaser accordingly.
Section 8.2Final Determination of Adjustments and Prorations. Closing adjustments and prorations, as provided for in this Article 8, shall be tentatively determined by Seller and Purchaser as of the Cut Off Time and payment of the net figure resulting therefrom shall be paid by adjusting the Purchase Price, except as otherwise provided herein. Notwithstanding anything herein to the contrary, Seller shall prepare a draft prorations schedule to be delivered to Purchaser no later than five (5) days prior to the Closing Date. A final closing adjustment shall be made by Purchaser and Seller within ninety (90) days after the Closing, and to the extent that any additional payment or repayment is indicated on the final closing adjustment, the payment or repayment shall be made within thirty (30) days after the final adjustment is made; provided, however, that a final adjustment for Taxes shall be made by Purchaser and Seller within thirty (30) days of receipt of the tax bills for the tax year in which the Closing occurs.
It is specifically understood and agreed that Purchaser is not buying accounts receivable of Seller which are more than thirty (30) days old (“Over 30 Receivables”) as of the Cut Off

Time. Purchaser shall purchase accounts receivable which are less than thirty (30) days old (“Under 30 Receivables”) as of the Cut Off Time. At Closing, Seller shall deliver to Purchaser a true and accurate schedule of Seller’s accounts receivables itemized by invoice (the “AR Schedule”). All payments received by Purchaser after Closing from any invoice listed on the AR Schedule for Over 30 Receivables shall be the property of Seller and delivered to Seller by Purchaser. Any payments received by Purchaser after the Closing due to Seller but not listed on the AR Schedule shall be applied first for the account of Purchaser for amounts due to Purchaser from that debtor for any obligation incurred subsequent to Closing; and second, for any and all amounts due to Seller for periods prior to Closing. Purchaser agrees to promptly remit any payments to Seller upon receipt of the same to the address of Seller listed herein, or as otherwise directed by Seller. Purchaser shall not be liable to Seller for any amounts not collected. Additionally, Seller agrees, that in the event Seller should receive any accounts receivable due Purchaser following Closing, it will promptly remit the same to Purchaser at the address of Purchaser listed herein, or as otherwise directed by Purchaser.
The sale contemplated herein does not include cash, checks and other funds, including till money, held at the Hotel as of the Closing Date (all of the above collectively referred to as “House Banks”). Seller shall retain all checks and amounts contained in all Hotel bank accounts. The cash and other funds held in House Banks, including till money, shall be turned over to Purchaser and credited to Seller. To avoid doubt, checks in House Banks, cash in Seller’s operating accounts, cash in Seller’s escrow accounts for taxes, insurance, and FF&E reserves or other reserves, including interest payment reserves, shall remain Seller’s property. For purposes of this Section, any accounts receivable of Seller for which checks have been received but have not been deposited or otherwise cleared payment shall be deemed paid and shall not be purchased by Purchaser and Seller shall receive no credit for the same at Closing.
Section 8.3Safes and Baggage. On the Closing Date, Seller shall cause the delivery to Purchaser of all Seller’s keys (or electronic key equipment in lieu of keys) to the safes and rooms in the Hotel. On the Closing Date, Seller shall give written notice to those persons who have deposited items in the house safe, advising them of the sale of the Hotel to Purchaser and requesting the removal and verification of their contents in the house safe. All such removals and verifications on the Closing Date shall be under the supervision of Seller and Purchaser’s respective representatives. All contents that are to remain in the house safe shall be inventoried and recorded and shall thereafter be the responsibility of the Purchaser. Items belonging to the guests who have not responded to such written notice by so removing and verifying their safe contents on the Closing Date shall be inventoried and recorded in the presence of the respective representatives. Any such contents so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser. On the Closing Date, representatives of Purchaser and Seller shall take an inventory of all baggage, valises, and trunks (collectively “baggage”) checked or left in the care of Seller. From and after the Closing Date, Purchaser shall be responsible for all baggage listed in said inventory. Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller from and against any indemnification loss incurred by Seller with respect to, any theft, loss or damage to the contents of any safe deposit box or baggage from and after the time such safe deposit box or baggage have inventoried pursuant to this Section 8.3. Seller shall be responsible for, and shall indemnify and hold harmless Purchaser from and against any indemnification loss incurred by Purchaser with respect to, any theft, loss or damage to the contents of any safe deposit box or baggage prior to the time such safe deposit box or baggage has been inventoried. This Section 8.3 shall survive the Closing.
Section 8.4Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.5Tenant Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing; provided, however, Seller shall not apply any such security deposits except in the ordinary course of business. If Seller applies any such security deposit to a rental or other payment delinquency, such delinquency must have existed for 10 or more days prior to such application. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.
Section 8.6Commissions. Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.
Section 8.7Music Venue Improvements Credit. The Music Venue facility that is part of the Hotel is unimproved and unrented. Purchaser shall receive a credit against the Purchase Price equal to $1,250,000, being the parties’ estimate of the cost reasonably likely to be required to improve the Music Venue to “white box” condition or better, as compared to similar upscale venues in the local market area, for use of Purchaser, or a third party tenant.
Section 8.8Allocation of Purchase Price. Seller and Purchaser shall use reasonable efforts to agree, prior to Closing, upon an allocation of the Purchase Price, including among the Land, the Improvements, the Tangible Personal Property and the Intangible Personal Property, for federal, state and local tax purposes. If the parties cannot agree upon such allocation of the Purchase Price, each party shall file federal, state and local tax returns based on each party’s own determination of the proper allocation of the Purchase Price, each bearing its own consequences with respect to any discrepancies; provided, however, that Purchaser’s allocation shall control for purposes of paying any transfer and recordation taxes.
Section 8.9Survive Closing. The provisions of this Article 8 shall survive Closing and the delivery of the Deed for one (1) year; provided, however, that the provisions of Section 8.6 shall survive Closing and the delivery of the Deed indefinitely.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
Section 9.1Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:
9.1.1.Organization and Authority; Conflicts and Pending Action. Seller is duly organized, validly existing, and in good standing in the State of Delaware, and is duly qualified to do business and in good standing in the State of Tennessee. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, duly authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer moratorium and other similar laws affecting creditors rights and remedies generally. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.
9.1.2.Violations of Applicable Law. Neither Seller nor, to Seller’s knowledge, Manager has received from any Governmental Authority written notice of, and Seller has no knowledge of, any violation of any laws applicable (or alleged to be applicable) to the Property, the employment of the Hotel employees or the operation of the Hotel, or any part thereof, that has not been corrected. “Governmental Authority” means any foreign, domestic, federal, territorial, state, county, city, township or other local governmental authority, or any legislature, executive, regulatory, administrative or other agency, instrumentality, court, government organization, quasi-governmental organization, mediator, arbitrator or arbitral forum, commission, tribunal thereof, or any political or other subdivision, department or branch of any of the foregoing, or any private body exercising any Tax, regulatory or governmental or quasi-governmental authority.
9.1.3.Condemnation. Neither Seller nor, to Seller’s knowledge, Manager has received written notice of, and Seller has no knowledge of, any threatened or pending condemnation of any part of the Property.
9.1.4.Claims. Except as set forth in Schedule 9.1.4, (i) Seller is not aware of nor has either Seller nor, to Seller’s knowledge, Manager received any filing in any litigation, arbitration, administrative or other adjudicatory proceeding or legal action with respect to the Property, and (ii) neither Seller nor, to Seller’s knowledge, Manager has received written notice of any actual or threatened claim, charge or complaint with respect to the Property.
9.1.5.No Union Representation. Neither Seller nor, to Seller’s knowledge, Manager, has any agreements with any labor union which apply to the operation and/or management of the Property. To Seller’s knowledge, no Hotel employees are represented by a labor union. Seller is not aware of nor has Seller or, to Seller’s knowledge, Manager received any written notice of any union organization activities at the Property or with respect to the employees of the Hotel.
9.1.6.Employment Agreements. All of the employees employed at the Hotel are employees of Manager. Seller is not, and to Seller’s knowledge Manager is not, a party to any written employment or compensation agreements with any employees.
9.1.7.Management and other Agreements. Except for the Management Agreement, and the agreements listed in Exhibit D, Seller is not a party to any management, franchise, license or similar agreements with respect to the Hotel. To Seller’s knowledge, there are no uncured defaults by Manager or Seller under the Management Agreement.
9.1.8.ERISA. No pension, retirement, profit-sharing or similar plan or fund, ERISA qualified or otherwise, has been established by or on behalf of Seller in connection with the Property and no liabilities for pension or retirement payments exist in connection therewith. Neither Seller nor the Property, nor any portion thereof, is the asset of an employee benefit plan as defined in Section 3(3) of ERISA covered under Title I, Part 4 of ERISA or a plan or arrangement covered by Section 4975 of the Code as determined for purposes of the U.S. Department of Labor regulations under ERISA (“Plan Assets” ), and no Plan Assets have been used in connection with the financing, refinancing, or purchase by Seller of all or any portion of the Property.
9.1.9.Bankruptcy. No bankruptcy, insolvency, rearrangement, assignment for the benefit of creditors or similar action involving any portion of the Property, whether voluntary or involuntary, is pending or, to Seller’s knowledge, threatened in writing, and Seller has never:

(i)filed a voluntary petition in bankruptcy;
(ii)been adjudicated bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;
(iii)sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of Seller’s properties, the Property, personal property or any portion thereof; or
(iv)made an assignment for the benefit of creditors or admitted in writing Seller’s inability to pay Seller’s debts generally as the same become due.
Seller is not anticipating or contemplating any of the actions set forth in (i) through (iv) of this subsection.
9.1.10.Service Contracts. Subject to Section 6.1.2, the Service Contracts delivered to Purchaser as a part of the Property Documents are the only Service Contracts affecting the Property as of the Effective Date. To Seller’s knowledge, Exhibit D sets forth a true and accurate list of all Service Contracts. Neither Seller nor, to Seller’s knowledge, Manager has received or given any written notice of default under any Service Contract with respect to a default that remains uncured as of the Effective Date and, to Seller’s knowledge, no such default exists and there are no events that, with notice or the passage of time or both, would constitute a default by Seller or the applicable counterparty under any of the Service Contracts. Seller has delivered or made available to Purchaser true and complete copies of all Service Contracts (including all amendments, modifications and other written agreements with respect thereto) known to Seller.
9.1.11.Leases. Subject to Section 6.1.2, the Leases delivered to Purchaser as a part of the Property Documents are the only Leases affecting the Property as of the Effective Date. Exhibit D sets forth a true and accurate list of all Leases. Neither Seller nor, to Seller’s knowledge, Manager has received or given any written notice of default under any Leases with respect to a default that remains uncured as of the Effective Date and, to Seller’s knowledge, no such default exists and there are no events that, with notice or the passage of time or both, would constitute a default by Seller or the applicable counterparty under any of the Leases. Seller has delivered or made available to Purchaser true and complete copies of all Leases (including all amendments, modifications and other written agreements with respect thereto).
9.1.12.License Agreements. Subject to Section 6.1.2, the License Agreements delivered to Purchaser as a part of the Property Documents are the only License Agreements affecting the Property as of the Effective Date. Exhibit D sets forth a true and accurate list all License Agreements. Neither Seller nor, to Seller’s knowledge, Manager has received or given any written notice of default under any License Agreements with respect to a default that remains uncured as of the Effective Date and, to Seller’s knowledge, no such default exists and there are no events that, with notice or the passage of time or both, would constitute a default by Seller or the applicable counterparty under any of the License Agreements. Seller has delivered or made available to Purchaser true and complete copies of all License Agreements (including all amendments, modifications and other written agreements with respect thereto). With respect to the NOHO License: (a) the “Effective Date” thereof is January 15, 2018; (b) the first Restaurant (as defined in the NOHO License), “The Dutch,” opened on October 6, 2021; (c) the second Restaurant, “Carne Mare”, opened on November 12, 2021; and (d) as of the Effective Date, Developer Fees (as defined in the NOHO License) in the amount of $125,000 remain unpaid to Licensor (as defined in the NOHO License), which Developer Fees will be fully paid prior to the

Closing, and there are no other amounts owing to Licensor, other than monthly amounts accrued, but not yet due and payable, pursuant to the NOHO License. With respect to the Barista License: (a) the Coffee Venue (as defined in the Barista License) opened on October 6, 2021; and (b) as of the Effective Date, all Developer Fees (as defined in the Barista License) and other amounts owing to Licensor (as defined in the Barista License) have been paid in full, other than monthly amounts accrued, but not yet due and payable, pursuant to the Barista License. As used herein, “NOHO License” means that certain License and Services Agreement among Nashville F&B LLC, a Tennessee limited liability company, NOHO Hospitality LLC, a New York limited liability company, and Seller (as assignee of 12th Avenue Realty Holding Company, LLC, a Delaware limited liability company), and “Barista License” means that certain License and Services Agreement, between Barista Parlor LLC, a Tennessee limited liability company, and Seller, dated December 5, 2018.
9.1.13.Tangible Personal Property. Seller owns the Tangible Personal Property, the landlord’s interest in the Leases, and the owner’s interest in the Service Contracts, free and clear of any liens or encumbrances, except for the Permitted Exceptions and any liens or encumbrances that will be removed as of the Closing.
9.1.14.Third-Party Rights. Other than this Agreement, no person or entity has been granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or other rights whereby any individual or entity has the right to purchase all or any part of the Property.
9.1.15.Special Taxing District. Seller has not submitted any pending or unresolved application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein.  Seller has not received written notice that any Governmental Authority has commenced or intends to commence construction of any special or off-site improvements that would be assessed against the Property or has imposed or increased or intends to impose or increase any special or other assessment against the Property or any part thereof, including assessments attributable to revaluations of the Property.
9.1.16.Taxes. To Seller’s knowledge, after due inquiry based on Seller’s review of reports from Manager (except for Real Property Taxes), all business, occupation, sales, use, gross receipts, excise, VAT, employer withholding, rental, real and personal property and other similar taxes imposed with respect to all or any portion of the Property or the operation thereof, which are currently due and payable by Seller have been paid in full and all required reports and returns relating thereto have been timely filed.  The Property has not been the subject of a sales tax audit since opening for business in 2021. Neither Seller nor, to Seller’s knowledge, Manager, has received any written notice of any proposed special taxes or assessments relating to the Property or any part thereof or any planned public improvements that will result in a special tax or assessment against the Property for any period prior to or on or after the Closing Date. Neither Seller nor, to Seller’s knowledge, Manager, has received written notice of any special tax assessment relating to the Hotel, the Property or any portion thereof, and there are no tax agreements in place affecting the Hotel or the Property.
9.1.17.OFAC. Neither Seller nor, to Seller’s knowledge, any of its Affiliates is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities. The term “Affiliate” is defined as any person that controls Seller, which, for purposes of this Agreement means Seller’s upstream owners: Nashville Gulch Hotel Owner LLC, a Delaware limited liability company, and 12th Avenue Realty Holding Company LLC, a Delaware limited liability company. For purposes of this Section 9.1.17 and 9.2.4 the term “Control” (and derivative terms) is defined as the power to direct or cause the direction of the management and policies of the applicable entity through ownership of voting securities or beneficial interests, by contract or otherwise, and persons or entities having control include any general partner, managing member, manager or executive officer of the applicable entity, and any direct or indirect holder of a ten percent (10%) or greater ownership interest in such applicable entity.
9.1.18.Gift Certificates. To Seller’s knowledge, and in reliance on Manager provided information, Schedule 9.1.18 contains a true and accurate list of all unexpired Vouchers, and the aggregate value for such Vouchers as of the Effective Date.
9.1.19.Americans With Disabilities Act. Seller is not aware of nor has Seller or, to Seller’s knowledge, Manager received written notice that the Hotel is not in compliance with the Americans With Disabilities Act or any state analogue thereof.
9.1.20.Financial Statements. The financial statements included in the Property Documents or otherwise provided by Seller to Purchaser are true, correct and complete copies of such financial statements delivered to Seller by Manager and, to Seller’s knowledge, present accurately, in all material respects, the results of operations and cash flows of the Hotel for the periods set forth therein.
9.1.21.Hazardous Materials. Seller is not aware of nor has Seller or, to Seller’s knowledge, Manager received from any person, entity or Governmental Authority written notice of any uncured violation of any provision of applicable law pertaining to Hazardous Materials, and to Seller’s knowledge, based solely on third party reports from consultants which have been provided to Purchaser, the Property is in compliance with all Environmental Laws. As used herein, the term “Hazardous Materials” means any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including asbestos or asbestos containing material, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product, fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including mold, mildew and viruses, whether or not living. “Environmental Laws” means (i) any laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including (A) the Comprehensive Environmental Response, Compensation and Liability Act, (B) the Resource Conservation and Recovery Act, (C) the Federal Water Pollution Control Act, (D) the Toxic Substances Control Act, (E) the Clean Water Act, (F) the Clean Air Act, and (G) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question, and (ii) any requirements relating to Hazardous Materials contained in any reciprocal easement agreements, operating easement agreements, covenants, conditions and restrictions or notices of record, affecting all or any portion of the Property (including that certain Notice of Land Use Restrictions recorded on April 5, 2021 as Document 20210404-0044086, in the Davidson County Register of Deeds).
9.1.22.Vehicles. Except as set forth in Schedule 9.1.22, Seller does not own or lease any vehicles in connection with the operation of the Hotel.
9.1.23.Privacy and Data Security. To Seller’s knowledge, (a) no Person has obtained unauthorized access to personally identifiable information (“Personal Information”) in the possession of Seller or its Affiliates, nor has there been any other compromise of the security, confidentiality or integrity of such information or data; (b) Seller and its Affiliates have complied in all material respects with (i) all applicable laws relating to privacy, personal data security and protection, and the collection, processing and use of Personal Information (collectively, “Privacy Laws”), (ii) the Payment Card Industry Data Security Standards (the “PCI DSS”), and (iii) their own internal employee-facing and external customer-facing privacy and data security policies and guidelines; and (c) the operation of the Hotel does not violate, and has not violated, any right to privacy or publicity of any third person in any material respect, including through the violation of any applicable Privacy Laws or the PCI DSS. Neither Seller nor its Affiliates have received any written notice, claim or demand from (i) a Governmental Authority asserting or claiming that Seller or its Affiliates have violated or have failed to comply with any Privacy Law or (ii) any person asserting a breach of a Privacy Law or seeking compensation for breach of a Privacy Law. Neither Seller nor its Affiliates has notified, or to Seller’s knowledge has been required or obligated to notify, any person with respect to a breach of privacy or security, or unauthorized misappropriation, access or use of, any Personal Information.
9.1.24.Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.
9.1.25.Fire Life Safety. To Seller’s knowledge, all fire life safety systems (“FLS”) at the Property are operable and meet any Governmental Authority codes.
9.1.26.Zoning Actions. Seller has received no notice of, and has no other knowledge of any pending or contemplated zoning action with respect to the Real Property. Seller has not received written notice of any pending or threatened judicial or administrative action against Seller or the Property, which would result in a change in the condition of the Property or any part thereof, or in any way prevent or limit the operation of the Property or any part thereof.
9.1.27.Improvements. Except for Punch List Reserve Obligations, all construction contracts for the performance of any work on, improvement at or for the benefit of, the Hotel entered into by Seller shall be terminated or completed and fully paid on or before Closing, and, except as set forth on any of the exhibits attached hereto, there is no amount remaining to be paid under any such construction contracts (other than routine end-of-contract negotiations with the general contractor, including payment of any retainage), nor any liability or obligation with respect thereto that is reasonably likely to be or become, or give rise to a claim of, a lien against the Property. Other than the Punch List Reserve Obligations, there are no ongoing capital improvement projects at the Hotel that have commenced on or before the Effective Date that are not scheduled to be completed prior to Closing.
Section 9.2Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:
9.2.1.Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in its state of formation and shall be qualified at Closing to do business in the State of Tennessee, to the extent required under applicable law. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance or transfer moratorium and other similar laws affecting creditors rights and remedies generally.
9.2.2.Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser in writing which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
9.2.3.ERISA. Purchaser is not a “benefit plan investor” within the meaning of Section 3(42) of Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations thereunder.
9.2.4.Prohibited Persons and Transactions. Neither Purchaser nor to Purchaser’s knowledge any of its Affiliates is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
Section 9.3Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of David Tessier and David Carlins (“Seller’s Representatives”), without any duty of inquiry or investigation other than as noted below, provided, that Seller shall inquire of Manager to confirm the truth and accuracy of the representations and warranties that are qualified by Seller’s knowledge and, provided further that Seller represents and warrants Seller’s Representatives have significant knowledge regarding the Property; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Terms such as “to Purchaser’s knowledge,” “to the best of Purchaser’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Shamir Kanji (“Purchaser’s Representative”), without any duty of inquiry or investigation other than as noted below, provided, that Purchaser represents and warrants Purchaser’s Representative has significant knowledge regarding the Purchaser and the transaction contemplated by this Agreement; provided that so qualifying Purchaser’s knowledge shall in no event give rise to any personal liability on the part of Purchaser’s Representative, or any of them, or any other officer or employee of Purchaser, on account of any breach of any representation or warranty made by Purchaser herein. These “knowledge” terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or Purchaser or such persons do not have but could have obtained through further investigation or inquiry, subject to Seller’s duty to make inquiry of Manager as provided in this Section. No broker, agent, or party other than Seller’s Representatives are authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach files such action within the Survival Period, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $100,000 (“Threshold”); provided that once the Threshold is exceeded the recovery shall be from first dollar. Notwithstanding the foregoing, the Threshold shall not apply to any true-ups pursuant to 8.1.19. Notwithstanding any other provision of this Agreement, any document or instrument delivered at Closing, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to $6,500,000.00 (the “Liability Cap”). The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.
Section 9.4Punch List; Holdback Escrow.
9.1.1.Punch List. To the extent that any of the punch list items disclosed on Schedule 9.4.1 (the “Punch List Reserve Obligations”) have not been completed to Purchaser’s reasonable satisfaction prior to the Closing Date (including receipt of final and unconditional lien waivers against the Property from all contractors and subcontractors), following the Closing Date, Seller shall continue to manage and perform the Punch List Reserve Obligations in accordance with Seller’s past practice and applicable law and Purchaser shall provide Seller and Seller’s employees, agents and contractors reasonable access to the Property from and after the Closing to complete the Punch List Reserve Obligations in accordance with the terms hereof. Seller shall indemnify, defend and hold Purchaser, Purchaser’s affiliates, Manager and any of their contractors, agents and employees harmless from and against any mechanics’ liens, personal injury (including death), physical property damage, losses, costs, actual damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable out-of-pocket attorneys’ fees, court costs and disbursements) incurred or caused by Seller or any of its agents, employees or contractors in connection with completion of the Punch List Reserve Obligations after the Closing Date. Provided, in all indemnification circumstances, lost profits, and consequential, incidental, punitive, special, treble (or other multiple), or other extraordinary damages shall not be recoverable except to the extent payable to a third party. The provisions of this Section 9.4.1 shall survive the Closing.
9.1.2.Holdback Escrow.
(i)To secure Seller’s Punch List Reserve Obligations at Closing, if any, (i) Purchaser, Seller and Escrow Agent shall execute and deliver a Holdback Escrow Agreement substantially in the form of Exhibit H attached hereto, relating to any unfinished Punch List Reserve Obligations (the “Holdback Escrow Agreement”) and (ii) the amount of unfinished Punch List Reserve Obligations otherwise payable to Seller at Closing shall be retained from Seller’s proceeds at Closing and held in escrow by Escrow Agent pursuant to the Holdback Escrow Agreement (the “Punch List Holdback Amount”). Additionally, to secure Seller’s payment and performance of its obligations under Section 9.3 which survive Closing, an amount equal to $3,000,000.00 (such amount, the “Liability Cap Holdback Amount” and, together with the Punch List Holdback Amount, the “Holdback Amount” ) otherwise payable to Seller at Closing shall be retained from Seller’s proceeds at Closing and held in escrow by Escrow Agent pursuant to the Holdback Escrow Agreement; provided, however, unless Purchaser elects in its sole and absolute discretion, the Post-Closing Holdback Amount shall not be used to pay amounts prorated as an obligation of Seller under this Agreement or any other Retained Liability which exists as of the Closing.
(ii)The Punch List Holdback Amount shall be held in escrow for the Survival Period; provided, however, if Seller completes its Punch List

Reserve Obligations to Purchaser’s reasonable satisfaction, including receipt of lien waivers from all contractors and subcontractors, prior to the Closing Date, there will be no need to escrow the Punch List Holdback Amount. If, however, Seller has not satisfied its Punch List Reserve Obligation to Purchaser’s reasonable satisfaction prior to Closing, in whole or part, pursuant to the amounts scheduled in Exhibit I, the remaining value of unresolved Punch List Reserve Obligation shall be the Punch List Holdback Amount, which shall be deposited pursuant the Holdback Escrow Agreement. After the end of the Survival Period, (i) to the extent any Punch List Reserve Obligations have not been satisfied by Seller, any remaining amount held in escrow shall be released to Purchaser (unless such amount is the subject of any pending claim at such time) and (ii) any remaining Post-Closing Holdback Amount funds held in escrow shall be released to Seller (unless such amount is the subject of any pending claim at such time).
ARTICLE 10
DEFAULT AND REMEDIES
Section 10.1    Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement after the Inspection Period for any reason except failure by Seller to perform hereunder, Seller shall be entitled, as its sole and exclusive remedy (except as provided in Section 8.6, Section 10.3, Section 10.4 hereof and in the indemnification provisions of the Access Agreement) to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages, which has been agreed to in an effort to cause the amount of damages to be certain. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement that survives Closing. IN NO EVENT SHALL PURCHASER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, MANAGER EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. SELLER WAIVES CONSEQUENTIAL, EXEMPLARY, AND SPECIAL DAMAGES AGAINST PURCHASER UNLESS SUCH DAMAGES ARE PAID BY SELLER TO A THIRD PARTY.
Section 10.2    Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults in any material respects on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, in any material respect, and such default or breach is not cured by the earlier of the fifth (5th) business day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole and exclusive remedy (except as provided in Section 8.6, Section 10.3 and Section 10.4 hereof), either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money and, in addition to the Earnest Money, payment from Seller of Purchaser’s reasonable out-of-pocket costs and expenses based upon supporting back-up documentation (including reasonable attorneys’ fees incurred in connection with the transaction), but not to exceed $500,000.00, and, thereafter neither Purchaser nor Seller shall have any further rights or obligations hereunder, except those that expressly survive the termination of this Agreement, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. If Closing is consummated, Purchaser retains its rights to seek all remedies available at law or in equity (subject to Section 9.3 of this Agreement and only during the Survival Period with respect to breaches of Seller’s representations and warranties), in the event that Seller fails to perform its post-closing obligations hereunder that expressly survive Closing. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within three (3) months following the scheduled Closing Date. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, MANAGER, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. PURCHASER WAIVES CONSEQUENTIAL, EXEMPLARY AND SPECIAL DAMAGES AGAINST SELLER UNLESS SUCH DAMAGES ARE PAID BY PURCHASER TO A THIRD PARTY.
Section 10.3    Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.
Section 10.4    Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.
ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY
Section 11.1    Disclaimers By Seller. Except as expressly set forth in this Agreement or in the Seller Closing Documents, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s limited warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the

Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.
Section 11.2    Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any Seller Closing Documents, and except for the limited warranty of title to the Property conveyed by the Deed at Closing. Except as expressly set forth in this Agreement or any Seller Closing Documents, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property Documents packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement and in the Seller Closing Documents. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.
Section 11.3    Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. Notwithstanding the foregoing, the foregoing release and waiver is not intended and shall not be construed as affecting or impairing any rights or remedies that Purchaser may have against Seller with respect to (i) a breach of any of Seller’s representations, warranties or covenants pursuant to the terms hereof and the Seller Closing Documents, or (ii) any fraud or fraudulent concealment by any Seller Parties, or (iii) any third party claims for Retained Liabilities. Nothing in this Section is intended to or shall be deemed to release any claims which Purchaser, the owners of any direct or indirect beneficial interest in Purchaser, and their respective agents, employees, representatives, officers, directors, attorneys, related and affiliated entities, and successors and assigns may have against any potentially liable party other than Seller, nor shall anything in this Agreement prohibit Purchaser from raising as a defense with respect to any claim or action that it was not the owner of the Property at the time the matter that is the subject of such claim or action arose or occurred.
Section 11.4    Intentionally Omitted.
Section 11.5    Indemnity.
11.5.1.Survival. If this Agreement is terminated, those representations, warranties, covenants, liabilities, indemnities and obligations of the parties under this Agreement that expressly survive the termination of this Agreement shall survive such termination, and all others shall not survive such termination. If the Closing occurs, those representations and warranties of the parties under this Agreement that expressly survive the Closing shall survive the Closing as provided in Section 9.3 and all other covenants, liabilities, indemnities and obligations of the parties that expressly survive the Closing shall survive for the time periods provided herein or if no time period is specified, for two (2) years. This Section 11.5 and all rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing or termination of this Agreement. In the event of any conflict between this Section 11.5 and the documents executed by Seller and Purchaser and delivered to the other party at Closing (collectively, the “Closing Documents”), the Closing Documents shall control.
11.5.2.Indemnification by Seller. Subject to the limitations set forth in Section 9.3 (with respect to breaches of representations and warranties only), 11.5.1, 11.5.4 and 11.5.5, and any other express provision in this Agreement, Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates from and against any indemnification loss incurred by any of them to the extent resulting from (i) any breach by Seller of any of its representations, warranties, covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (ii) any Retained Liabilities.

11.5.3.Indemnification by Purchaser. Subject to the limitations set forth in Section 9.3 (with respect to breaches of representations and warranties only), 11.5.1, 11.5.4 and 11.5.5, Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates from and against any indemnification loss incurred by any of them to the extent resulting from (i) any breach by Purchaser of any of its representations, warranties, covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (ii) any Assumed Liabilities.
11.5.4.Limitations on Indemnification Obligations.
(a)Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 11.5.5(a), (i) materially prejudices the Indemnitor’s ability to defend against any third-party claim on which such Indemnification Claim is based, or (ii) materially increases the amount of indemnification loss incurred in respect of such indemnification obligation of the Indemnitor.
(b)WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER (FOR ITSELF AND ITS AFFILIATES) AND PURCHASER (FOR ITSELF AND ALL ITS AFFILIATES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES (OR ANY INDEMNITEE) MIGHT HAVE WITH RESPECT THERETO; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF SELLER OR PURCHASER WITH RESPECT TO ANY THIRD-PARTY CLAIM FOR CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES.
11.5.5.Indemnification Procedure
(a)Notice of Indemnification Claim. If Seller or Purchaser (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under the Access Agreement or Section 8.3, 8.6, 8.1.12 11.5.2, 11.5.3, 12.18, or Article 13, or any other express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a third-party claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or third-party claim with respect to such Indemnification Claim.
(b)Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a third-party claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the parties may agree in writing.
(c)Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a third-party claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such third-party claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such third-party claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the third-party claim shall be reasonably satisfactory to the Indemnitee unless selected by Indemnitor’s insurance company without any right of approval by Indemnitor, (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such third-party claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement or other agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. If the Indemnitor elects not to assume the defense of such third-party claim, the Indemnitee shall have the right to retain the defense of such third-party claim and shall use good faith efforts consistent with prudent business judgment to defend such third-party claim in an effective and cost efficient manner, and Indemnitor shall reimburse indemnitee for the cost of such defense promptly following written request therefor, together with reasonable backup documentation, including reasonable attorneys’ fees, court costs, witness’ fees, and other out-of-pocket costs and expenses.
Exclusive Remedy for Indemnification Loss. The indemnification provisions in this Section 11.5 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for indemnification loss arising from or in connection with this Agreement, other than with respect to any fraud claims or intentional misrepresentation or any other express provision in this Agreement or in the Closing Documents.
Section 11.6    Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any Closing Documents and shall be incorporated into the Deed.
Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.
ARTICLE 12
MISCELLANEOUS
Section 12.1    Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement and/or designate one or more entities as its nominee to receive title to all or a portion of the Property without the consent of Seller upon the following conditions: (a) the assignee or nominee(s) of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser or its principals, affiliates or venture partners, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the assignee of Purchaser shall assume all obligations of Purchaser hereunder (including, but not limited to Purchaser’s ERISA representation set forth in Section 9.2.3 hereof), but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations unless and until the Closing occurs, and (d) a notice of the assignment and assumption agreement and of any nominee to receive title to all or a portion of the Property shall be delivered to Seller at least five (5) business days prior to Closing.
Section 12.2    Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
Section 12.3    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
Section 12.4    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Tennessee, without regard to its conflict of law principles.
Section 12.5    Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
Section 12.6    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.
Section 12.7    Time. Time is of the essence in the performance of this Agreement.
Section 12.8    Confidentiality; Press Releases. (a) Seller shall not make a public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of Purchaser and (b) Purchaser shall not make a public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before the Closing, without the prior written specific consent of Seller; provided, however, that (i) both Seller and Purchaser may, subject to the provisions of Section 4.6, make disclosure of this Agreement to its permitted outside parties as necessary to perform its obligations hereunder and as may be required under applicable laws, by the Securities Exchange Commission, federal securities law requirements, or regulations applicable to Seller or Purchaser, as applicable, (ii) Purchaser and Seller may disclose information which is otherwise required by the foregoing to be kept confidential (A) on a need-to-know basis to their respective affiliates, the employees of such parties or their respective affiliates, or members of professional firms serving such parties or their respective affiliates, (B) to the extent that such information is a matter of public record, (C) in connection with any dispute or litigation between the parties, or (D) in the case of Purchaser, Purchaser may make a public announcement, press release or otherwise disclose the transaction (including publicly filing a copy of this Agreement with the Securities Exchange Commission) to the extent consistent with Purchaser’s or its affiliates’ standard business practice in connection with public filings or other public disclosures, including, without limitation, in connection with a quarterly earnings report, earnings call or a press release in conjunction therewith. Each party, stipulates that the breach of the requirements of this Section 12.8 will cause irreparable harm to the other party for which damages may not constitute an adequate remedy. Accordingly, each party agrees, that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. Each party’s remedies are not limited to injunctive relief for a breach of the requirements of this Section 12.8, and all legal and equitable remedies will continue to be available to such party. Seller shall instruct its manager, partners, lenders, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the “Seller Parties”) not to disclose the Purchase Price, even after the Closing. Seller Parties shall not, at any time, before or after the Closing, without the prior written consent of Purchaser, which consent may be withheld or conditioned in Purchaser’s sole and absolute discretion, issue any public press releases that include the Purchase Price. “Purchaser Parties” shall mean any of Purchaser’s partners, lenders, brokers, agents, employees, officers, directors, attorneys and representatives. The provisions of this Section 12.8 shall survive Closing.
Section 12.9    Electronic Transactions. Subject to the provisions of Section 12.13 and Section 12.10, the parties hereby acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, a document signed and transmitted by a document sent by email such as an Adobe Acrobat PDF file, or an electronic signature service such as Docusign or AdobeSign, shall be deemed to be, and be treated as, an original document for all purposes under this Agreement, and it shall have the same binding legal effect as an original signature or original document.
Section 12.10    Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses and email addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10 within one (1) business day thereafter. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail shall be effective when sent to the recipient’s electronic mail address and provided the sender did not receive a failed delivery notification. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address or email address may be changed by written notice to the other party; provided, however, that no notice of a change of address or email address shall be effective until actual receipt of such notice. Notices given by counsel to Purchaser shall be deemed given by Purchaser and notices given by counsel to Seller shall be deemed given by Seller.
Section 12.11    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 12.12    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Central time in the State of Tennessee.
Section 12.13    Execution in Counterparts. Notwithstanding anything in Section 12.9 to the contrary, this Agreement and the documents to be executed and delivered under Section 7.3 and Section 7.4 (other than the Deed) may be executed or amended by any number of counterparts, exchanged via email or .pdf or other electronic transmission, which, when taken together, shall be deemed to be one and the same instrument.
Section 12.14    No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation. Notwithstanding the foregoing, if the same is permitted pursuant to applicable laws, Purchaser shall be entitled to record a notice of lis pendens if Purchaser is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 10.2. This Section shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement.
Section 12.15    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
Section 12.16    No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
Section 12.17    Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Code.
Section 12.18    Bulk Sales. Seller and Purchaser waive compliance with any bulk sale requirement, statues, laws, ordinances and any regulations promulgated with respect thereto, in any state, or by any Governmental Authority having jurisdiction with respect thereto. The parties acknowledge that Tennessee does not have a bulk sale law.
ARTICLE 13
MANAGER EMPLOYEES
Seller has no employees at the Hotel due to the fact that the employees currently at the Hotel are employees of Manager; provided, however, pursuant to the Management Agreement, Seller is responsible for the compensation and benefits of those employees. Seller hereby covenants and agrees that it shall be responsible for all wages, salary, benefits and any other compensation due and owing to the employees currently employed at the Hotel through the Cut Off Time. As Purchaser will assume the Management Agreement as of the Closing Date, Purchaser shall be responsible for all wages, salary, benefits and any other compensation from the Cut Off Time forward. Notwithstanding anything in the foregoing which may be construed to the contrary, in the event and to the extent the WARN Act applies to the Hotel and the transaction contemplated by this Agreement, Purchaser agrees to or cause Manager to offer continuation of employment on substantially similar terms and conditions to such numbers of full time or part time employees at the Hotel as will avoid a “mass layoff” or “plant closing” as defined in the WARN Act. To the extent the WARN Act applies to the transaction contemplated by this Agreement, Purchaser represents and agrees that it has no intention to cause Manager to terminate (or permit to be terminated) within ninety (90) days after the Closing such number of employees as would result in a “mass layoff” or “plant closing” as defined in the WARN Act. During the ninety (90) day period following Closing, Purchaser shall not (and shall not instruct Manager to) terminate the employment of a number of the employees sufficient to require notice of a “mass layoff” or “plant closing” pursuant to the WARN Act, to the extent the WARN Act applies to the Hotel and the transaction contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing within this Article 13 shall prohibit the Purchaser or Manager from subsequently terminating any employees for cause in accordance with the WARN Act. Seller and Purchaser acknowledge that Purchaser or Manager may, but is not obligated to, offer employment to the general manager and other management level employees, so long as Purchaser or Manager otherwise hires a sufficient number of employees so as not to trigger the WARN Act. Purchaser shall indemnify, defend and hold harmless Seller for any claims, losses, liabilities, costs and expenses, including without limitation, reasonable attorney’s fees, arising out of Purchaser’s violation of this Article 13. “WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., as well as the rules and regulations thereto, set forth in 20 CFR 639, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto. The provisions of this Article 13 shall survive the Closing.
[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:	NASHVILLE GULCH HOTEL LLC, a Delaware limited liability company By: /s/ David Tessier Name: David Tessier Title: President
PURCHASER:	XHR ACQUISITIONS, LLC, a Delaware limited liability company By: /s/ Shamir Kanji Name: Shamir Kanji Title: Senior Vice President - Investments